Exhibit 21
Subsidiaries of Registrant

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION

Cintas Corporation No. 3	Nevada
Cintas Corporation No. 2	Nevada
Cintas Corp. No. 8, Inc.	Nevada
Cintas Corp. No. 15, Inc.	Nevada
Cintas — R.U.S., L.P.	Texas
Cintas Corporate Services, Inc.	Ohio
The Millennium Mat Company, LLC	Ohio
Grupo Cintas de Mexico S.A. de C.V.	Mexico
Cintas Cleanroom Resources de Mexico, S.A. de C.V.	Mexico
Cintas Service Transportation, LLC	Ohio
Cintas C.V. Holdings, LLC	Ohio
Cintas Corporation Hong Kong Limited	Hong Kong
Cintas Wholesale First Aid LLC	Ohio
Cintas Distribution LLC	Ohio
CDS Equipment Holdings, LLC	Ohio
Cintas Netherlands Holdings C.V.	Netherlands
Cintas Macau Limited	China
Cintas de Honduras, S.A.	Honduras
Empresa Cintas de Mexico, S.A. de C.V.	Mexico
Ensambles de Coahuila, S.A. de C.V.	Mexico
Cintas Manufacturing LLC	Ohio
Cintas Holdings LLC	Ohio
Cintas Netherlands Holdings B.V.	Netherlands
Cintas Canada Limited	Ontario, Canada
3065521 Nova Scotia Company	Nova Scotia, Canada
3065520 Nova Scotia Company	Nova Scotia, Canada
Cintas Document Management — Netherlands B.V.	Netherlands
Cintas Canada Investment Limited Partnership	Alberta, Canada
Cintas Document Management — Germany GmbH	Germany
Cintas China Holding Limited	Hong Kong
Cintas (Suzhou) Enterprise Services Co., Ltd	China

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